Exhibit 99.1
Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

 CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS
Affirms Full Year 13-15% Earnings Growth on Comparable Basis

PRINCETON, NJ, November 9, 2010 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended October 1, 2010 of $69.5 million or $0.96 per share, compared to last year’s reported net income of $70.0 million or $0.98 per share.  Earnings per share increased 12%, excluding a favorable legal settlement of $0.17 per share and a plant restructuring charge of $0.05 per share in 2009.

Third Quarter Review

Reported net sales for the third quarter increased 1.7% to $656.9 million.  Organic sales grew 2.8% during the quarter for the total Company which excludes the impact of foreign exchange rate changes, acquisitions, divestitures and a change in customer delivery arrangements.  The organic sales were driven by strong volume growth of 5.0% offset by a 2.2% negative effect of mix and price.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our third quarter business results in what continues to be a difficult economic and competitive environment.  Despite unit declines in most of our categories, our domestic consumer business delivered unit share increases on 6 of our 8 power brands.  In September 2010, our aggregate domestic share in measured channels was the highest of the year.  We expect to end the year with momentum in our major brands.  Our new product launches, such as ARM & HAMMER Power Gel Laundry Detergent, TROJAN Fire and Ice Condoms and ARM & HAMMER Double Duty Cat Litter have been key contributors to our organic growth this year.”

Mr. Craigie continued, “Despite the challenging economic and competitive environment, we delivered strong improvements in operating margin and earnings per share, excluding the 2009 legal settlement and plant restructuring charge.  Our third quarter gross margin and organic sales continue to be negatively impacted by increased trade spending in response to aggressive competitive pricing actions.  We funded the increased trade spending by lowering marketing spending.  However, our total combined trade and marketing investment was above year ago levels, which supports our goal of increasing market share.”

Consumer Domestic net sales were $481.3 million, a $0.4 million decrease or 0.1% below the prior year third quarter sales. Organic sales increased 1.4% during the quarter on top of the high organic sales increase of 9.1% in the prior year third quarter.  Domestic organic sales reflect higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER Super Scoop cat litter and TROJAN condoms partially offset by lower sales of XTRA liquid laundry detergent, ARM & HAMMER Dental Care and ARRID Deodorant.

Consumer International net sales were $109.1 million, a $5.1 million increase or 4.9% above the prior year third quarter sales.  Organic sales increased 5.6% during the quarter, primarily reflecting increased sales in Canada, Brazil, UK, France and Australia.

Specialty Products net sales were $66.5 million, a $6.1 million increase or 10.1% above the prior year third quarter sales.  Organic sales grew 9.2% during the quarter, primarily due to increased sales in animal nutrition, in part due to an announced price increase on certain products.

Gross margin was 44.0% in the quarter compared to 44.1% in the year ago quarter.  Excluding the $6.7 million plant restructuring charge in last year’s third quarter, gross margin contracted 110 basis points.  The decrease in gross margin reflects higher trade spending and commodity costs partially offset by manufacturing efficiencies at our new laundry facility and a change in customer delivery arrangements.

Marketing expense was 13.7% of net sales in the quarter compared to the year ago quarter’s record level of 15.5%.  The marketing spending was focused on the Company’s eight power brands, especially new product launches.  The reduction in marketing expense was used to fund increased trade spending in response to competitive pricing actions.

Selling, general and administrative expenses (SG&A) was 13.1% of net sales in the quarter, a decrease of 30 basis points from the prior year third quarter.  The decrease in SG&A reflects lower incentive compensation expenses.

Reported operating margin contracted 100 basis points to 17.2%.  Excluding the legal settlement and the plant restructuring charges in the year ago quarter, operating margin expanded 100 basis points.

Other expense was $7.9 million in the quarter and in the year ago quarter.  Other expense in the quarter included $4.3 million ($0.04 per share) expense related to the planned settlement of interest rate hedge agreements associated with the Company’s anticipated fourth quarter refinancing of its variable rate bank debt.  This charge was partially offset by a $3.2 million ($0.03 per share) reduction in expense as a result of the settlement of federal and state tax examinations.

The effective tax rate in the third quarter was 34.3% compared to 37.8% in the prior year third quarter.  The income tax provision for the third quarter included a benefit of approximately $3.0 million ($0.04 per share) associated with the tax settlements and other adjustments.  The 2010 annual effective tax rate is projected to be approximately 36%.

Net Debt and Free Cash Flow

Net cash from operating activities year-to-date was $288.7 million compared to $308.8 million in the prior year period.  The prior year net cash from operating activities benefited from lower tax payments due to tax legislation, timing of tax payments and an increase in marketing accruals commensurate with higher marketing spending in 2009.  Free cash flow year-to-date for 2010 was $251.3 million compared to $221.6 million in first nine months of 2009. Free cash flow is defined as net cash from operating activities less capital expenditures.

Capital expenditures in the first nine months were $37.4 million compared to $87.2 million in the prior year period.  The prior year period included $67.9 million of capital expenditures related to the new manufacturing facility in York County, Pennsylvania.  Free cash flow was $289 million for the first nine months of 2009, excluding the capital expenditures for the new Pennsylvania facility.

Net debt at quarter end was $204 million (total debt of $658 million less cash of $454 million).  The Company repaid $158 million of bank debt in 2010.

During the third quarter of 2010, the Company’s credit rating was upgraded.  In November, we expect to replace our existing bank facility with a new facility which includes a five-year $500 million unsecured revolving credit agreement and a $500 million accordion feature.  Third quarter results include a charge of $4.3 million ($0.04 per share) related to the planned fourth quarter settlement of our interest rate hedge agreements. The refinancing will also result in a fourth quarter charge of $3.3 million ($0.03 per share) due to the write-off of unamortized deferred financing costs.

Outlook for 2010

Mr. Craigie said, “Our focus in 2010 continues to be on increasing unit market share growth for our products.  In spite of weak consumer demand earlier in 2010, we are expecting full year unit market share to improve for 5 to 6 of our 8 power brands.  We expect organic sales growth of approximately 3% in 2010 with volume contributing 5%, offset by price and product mix declines of approximately 2%.  This outlook includes 6 fewer calendar days in the fiscal fourth quarter of 2010 compared to the prior year quarter, which offsets the 6 additional calendar days in the fiscal first quarter of 2010.  Gross margin for 2010 is projected to be 0-25 basis points above 2009, which reflects gross margin improvement of at least 100 basis points in the fourth quarter.”

“We expect marketing expense in the fourth quarter to be 14.5-15% of sales, compared to 13.9% in the fourth quarter of 2009.  Our combined trade and marketing spending in 2010 is projected to be significantly above 2009 levels in support of our market share growth goals.”

“We remain confident in our previously announced earnings per share estimate of $3.93 to $4.00 in 2010, which is an increase of 13-15%, excluding the 2009 plant restructuring charges of $0.24 per share and the favorable litigation settlement, net of legal fees, of $0.17 per share.  Free cash flow for 2010 is expected to exceed $300 million.”

* * * * * * *

Church & Dwight will host a conference call to discuss third quarter 2010 results on November 9, 2010 at 10:00 a.m. (ET). To participate, dial in at 877-616-8505 or 877-317-1485; international: 706-643-6278, access code:  21041231.  A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code:  21041231).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to new product introductions, forecasted organic sales growth, gross margins, operating margins, trade and marketing spending, earnings per share growth, and market share increases for several of the power brands, free cash flow, the anticipated 2010 effective tax rate and the completion of the refinancing of the Company’s bank debt. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), competitive pricing and other activities, retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rates, commodities and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Oct. 1, 2010	Sept. 25, 2009	Oct. 1, 2010	Sept. 25, 2009
Net Sales	$656,901	$646,157	$1,932,341	$1,850,143
Cost of sales	367,962	361,272	1,067,022	1,034,349
Gross profit	288,939	284,885	865,319	815,794
Marketing expenses	90,215	100,225	241,940	260,302
Selling, general and administrative expenses	85,769	86,759	258,480	253,929
Patent Litigation Settlement	--	(20,000)	--	(20,000)
Income from Operations	112,955	117,901	364,899	321,563
Equity in earnings of affiliates	799	2,704	3,646	9,401
Other income (expense), net	(7,923)	(7,938)	(20,950)	(23,820)
Income before non-controlling interest and taxes	105,831	112,667	347,595	307,144
Income taxes	36,357	42,643	123,875	116,387
Net Income of Non-Controlling Interest	(4)	(4)	(4)	4
Net Income attributable to Church & Dwight	$69,478	$70,028	$223,724	$190,753
Net Income per share - Basic	$0.98	$0.99	$3.15	$2.71
Net Income per share - Diluted	$0.96	$0.98	$3.10	$2.67
Dividend per share	$0.17	$0.14	$0.45	$0.32
Weighted average shares outstanding - Basic	71,109	70,419	70,963	70,332
Weighted average shares outstanding - Diluted	72,228	71,624	72,148	71,443

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Oct. 1, 2010	Dec. 31, 2009
Assets
Current Assets
Cash, equivalents and securities	$453,515	$447,143
Accounts receivable	250,623	222,158
Inventories	215,395	216,870
Other current assets	45,113	42,094
Total Current Assets	964,646	928,265
Property, Plant and Equipment (Net)	455,711	455,636
Equity Investment in Affiliates	10,200	12,815
Tradenames and Other Intangibles	838,949	794,891
Goodwill	851,141	838,078
Other Long-Term Assets	79,359	88,761
Total Assets	$3,200,006	$3,118,446
Liabilities and Stockholders' Equity
Short-Term Debt	$145,827	$218,949
Other Current Liabilities	361,796	348,083
Total Current Liabilities	507,623	567,032
Long-Term Debt	512,217	597,347
Other Long-Term Liabilities	361,652	352,295
Stockholders' Equity	1,818,514	1,601,772
Total Liabilities and Stockholders' Equity	$3,200,006	$3,118,446

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in thousands)	Oct. 1, 2010	Sept. 25, 2009
Net Income	$223,720	$190,757

Depreciation and amortization	54,438	64,891
Deferred income taxes	27,793	31,095
Gain on sale of assets	(1,031)	--
Asset impairment charges and other asset write-offs	362	5,160
Non cash compensation	10,061	11,025
Other	5,621	(5,211)

Changes in assets and liabilities:
Accounts receivable	(33,266)	(9,397)
Inventories	1,589	(21,891)
Prepaid expenses and other current assets	1,698	(27,498)
Accounts payable and accrued expenses	24,780	55,803
Income taxes payable	(21,660)	11,823
Excess tax benefits on stock options exercised	(6,476)	(2,122)
Other liabilities	1,071	4,395
Net cash from operating activities	288,700	308,830

Capital expenditures	(37,399)	(87,181)
Proceeds from sale of assets	8,215	30,125
Acquisition	(80,025)	--
Other	1,039	1,213
Net cash (used in) investing activities	(108,170)	(55,843)

Net change in debt	(158,253)	(21,396)
Payment of cash dividends	(31,929)	(22,476)
Stock option related	17,979	7,201
Purchase of treasury stock	(87)	(389)
Net cash (used in) financing activities	(172,290)	(37,060)

F/X impact on cash	(1,868)	5,316

Net change in cash and investments	$6,372	$221,243

Free cash flow (net cash from operating activities less capital expenditures)	$251,301	$221,649
York plant capital expenditures	--	67,880

Free cash flow excluding York capital expenditures	$251,301	$289,529

Product Line Net Sales

	Three Months Ended		Percent
	10/1/2010	9/25/2009	Change
Household Products	$312.2	$312.2	0.0%
Personal Care Products	169.1	169.5	-0.3%
Consumer Domestic	481.3	481.7	-0.1%
Consumer International	109.1	104.0	4.9%
Total Consumer Net Sales	590.4	585.7	0.8%
Specialty Products Division	66.5	60.4	10.1%
Total Net Sales	$656.9	$646.2	1.7%

	Nine Months Ended		Percent
	10/1/2010	9/25/2009	Change
Household Products	$912.1	$890.5	2.4%
Personal Care Products	501.4	497.4	0.8%
Consumer Domestic	1,413.5	1,387.9	1.8%
Consumer International	323.8	281.6	15.0%
Total Consumer Net Sales	1,737.3	1,669.5	4.1%
Specialty Products Division	195.0	180.7	7.9%
Total Net Sales	$1,932.3	$1,850.1	4.4%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin adjusted to exclude restructuring charges related to plant closing expenses and proceeds of the litigation settlement. Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer delivery arrangements and foreign exchange rate changes from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods excluding the change in customer shipping arrangements, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 10/1/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	1.7%	0.8%	-0.1%	4.9%	10.1%
Add:
Divestitures	0.8%	0.8%	0.9%	0.3%	0.4%
Change in Customer Delivery Arrangements	1.1%	1.3%	1.6%	0.0%	0.0%
Less:
Acquisition	0.8%	0.9%	1.0%	0.1%	0.0%
FX	0.0%	-0.1%	0.0%	-0.5%	1.3%
Organic Sales Growth	2.8%	2.1%	1.4%	5.6%	9.2%

	Nine Months Ended 10/1/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	4.4%	4.1%	1.8%	15.0%	7.9%
Add:
Divestitures	1.2%	1.2%	1.5%	0.3%	0.3%
Change in Customer Delivery Arrangements	0.8%	0.9%	1.1%	0.0%	0.0%
Less:
Acquisition	0.3%	0.4%	0.5%	0.0%	0.0%
FX	1.5%	1.3%	0.0%	7.7%	2.8%
Organic Sales Growth	4.6%	4.5%	3.9%	7.6%	5.4%

Change in customer delivery arrangements reduces net sales as a result of a transportation allowance for a customer pick up program. Previously the cost to ship was included in cost of sales.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Free cash flow excluding the capital expenditures for the new Pennsylvania facility is used by management, and management believes it is useful to investors, to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of extraordinary events that do not reflect the Company's day-to-day operations.  Please refer to the condensed cash flow statement for details.